Exhibit 99.1

EcoloCap Solutions Agrees with AllSource Environmental LLC as ECOS BioART Sales Representative

EcoloCap and AllSource Environmental join forces with the goal of deploying additional ECOS BioART units.

January 25, 2018

Morton Grove Il. - EcoloCap and AllSource Environmental LLC has reached a sales representative agreement where AllSource Environmental LLC will be able to provide ECOS BioART as a solution to their customers in the industrial waste industry.

Based out of Downers Grove, IL, AllSource Environmental LLC is a national material management company that offers solutions with regulated and non-regulated waste streams and industrial services.  Their goal is to find beneficial reuses of their client's raw materials and chemicals and transform them into revenue streams.

James Kwak, Ecolocap CEO stated: "Our BioART System is the perfect solution for AllSource Environmental clients. Existing remediation facilities will be able to implement the Bio-ART technology and become sustainable with minimal down time.  Organic waste that normally would be landfilled will be diverted to produce a resalable product, such as, soil amendments, oil absorbent or biomass. Large feed lot operations can now eliminate manure storage lagoons storage pits.  The BioART process also is the ideal method for the remediation of human biosolids.  The Bio-ART technology will benefit the industrial organic waste generator to become sustainable."

John Heraty, a principal stated, "This is a perfect partnership for EcoloCap and AllSource Environmental. The BioART system provides exactly what AllSource Environmental needs to offer our clients as way to redirect from the landfill and remediate their current waste streams."

About Ecolocap

The Ecolocap sustainable, compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

Visit Ecolocap.com for more information.
Contact: Joseph Mure, 1-312-585-6670, jm@ecolocap.com.